Filed Pursuant to Rule 433
Registration Nos. 333-206176 and 333-206176-01

$618+mm Synchrony Credit Card Master Note Trust (SYNCT) 2018-1 (Retail Cards)

Jt-Leads :	RBC (str), Citi, TDS
Co-Mgrs:	CastleOak, JPM, MIZ, SocGen

CLS	$AMT(MM)	WAL	M/S	E.FINAL	L.FINAL	BENCH	SPRD	YLD%	CPN%	$Px
A	525.000	2.99	Aaa/AAA	03/15/21	03/15/24	iSwp	+30	2.992	2.97	99.99000
B	50.342*	2.99	Aa2/AA	03/15/21	03/15/24	iSwp	+50	3.192	3.17	99.99727
C	43.150*	2.99	A1/A	03/15/21	03/15/24	iSwp	+70	3.392	3.36	99.97658

* Class B $50,342,466; Class C $43,150,685

Expected Pricing:	*PRICED*	Registration:	Public / SEC Registered
Expected Settle:	03/20/18	ERISA Eligible:	Yes
First Payment:	04/16/18	Min Denoms:	Class A	$10k x $1k
Expected Ratings:	M/S		Class B/C	$10k x $1
Bill & Deliver:	RBC

	CUSIP	ISIN
Class A	87165L BZ3	US87165LBZ31
Class B	87165L CA7	US87165LCA70
Class C	87165L CB5	US87165LCB53

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.